Exhibit (e) (4)

WORLD ENERGY SOLUTIONS, INC.

Restricted Stock Agreement

Name of Recipient:	Philip V. Adams

Number of shares of restricted common stock awarded:	25,000

Grant Date:	February 7, 2013

World Energy Solutions, Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2006 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Restricted Stock Agreement. Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

WORLD ENERGY SOLUTIONS, INC.

By:	/s/ Dr. Edward T. Libbey
Name: Dr. Edward T. Libbey Title: Chairman of the Board

Accepted and Agreed:

/s/ Philip V. Adams
Philip V. Adams

WORLD ENERGY SOLUTIONS, INC.

Restricted Stock Agreement

The terms and conditions of the award of shares of restricted common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1. Issuance of Restricted Shares.

(a) The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of Recipient’s acceptance of employment with the Company and employment services to be rendered by the Recipient to the Company.

(b) The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2. Vesting. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule: 100% of the total number of Restricted Shares shall vest on the fourth anniversary of the Grant Date.

3. Forfeiture of Unvested Restricted Shares Upon Employment Termination. In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such termination of employment. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4. Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (the “Board”) of the Company (collectively, “Approved Relatives”) or to a trust or similar entity established for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 3 and the restrictions on transfer set forth in this Section 4) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

5. Restrictive Legends. The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation with substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

6. Rights as a Shareholder. Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of common stock of the Company other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares.

7. Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement. As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan) other than a liquidation or dissolution of the Company, the rights of the Company hereunder (including the right to receive forfeited Restricted Shares) shall inure to the benefit of the Company’s successor and, unless the Board determines otherwise, shall apply to the cash, securities or other property which the Restricted Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Restricted Shares under this Agreement.

8. Tax Matters.

(a) Acknowledgments: Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting, forfeiture and/or disposition of the Restricted Shares. The Recipient acknowledges that he or she has considered the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Shares and that the Recipient has decided not to file a Section 83(b) election.

(b) Withholding. The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the Restricted Shares. On each date on which Restricted Shares vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the Restricted Shares that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Recipient shall satisfy such tax withholding obligations by transferring to the Company, on each date on which Restricted Shares vest under this Agreement, such number of Restricted Shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Capital Market on the trading date immediately prior to such vesting date) (“Fair Market Value”) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such Restricted Shares. A whole number of Restricted Shares shall be transferred to the Company to satisfy the Company’s tax withholding obligation, provided, however, that to the extent the Fair Market Value of such transferred Restricted Shares exceeds the Company’s tax withholding obligation, the Company shall, promptly following the transfer of such Restricted Shares to the Company, pay to the Recipient an amount, in cash, equal to the amount by which the Fair Market Value of the Restricted Shares so transferred exceeds such tax withholding obligation. Such delivery of Restricted Shares to the Company shall be deemed to happen automatically, without any action required on the part of the Recipient, and the Company is hereby authorized to take such actions as are necessary to effect such delivery.

9. Miscellaneous.

(a) No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(b) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(c) Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.

WORLD ENERGY SOLUTIONS, INC.

Amendment to the Restricted Stock Agreement

This Amendment (the “Amendment”) to the Restricted Stock Agreement (the Agreement”) of February 7, 2013 between Philip V. Adams (“Recipient”) and World Energy Solutions, Inc. (the “Company”) is entered into as of March 25, 2014. Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to such terms in the Agreement.

Whereas, the Company selected the Recipient to receive a restricted stock award for 25,000 shares of restricted common stock;

Whereas, the Company has agreed to provide the Recipient with certain vesting rights in the event of a change of control;

NOW THEREFORE, the Parties hereby agree to modify the Agreement as follows:

1. Add the following to the end of Section 3 of the Agreement:

Notwithstanding the foregoing, unvested Restricted Shares shall be accelerated upon the involuntary termination of Recipient’s employment with the Company other than for Cause if such termination occurs at any time within 6 months after a Change of Control. A “Change of Control” means any merger, share exchange, consolidation, or purchase of shares of the outstanding capital stock of the Company (other than as part of a financing transaction) after which the voting securities of the Company outstanding immediately prior thereto represent, either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity, less than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such event. “Cause” as used herein means (i) the Recipient’s failure to comply with any law or regulation affecting the business of the Company, (ii) the Recipient’s commission of an act of fraud upon, or act evidencing dishonesty to, the Company, (iii) the Recipient’s misappropriation of any funds, property or rights of the Company, (iv) the Recipient’s willful breach or habitual neglect of his job duties or his failure or refusal to comply with explicit lawful directives of the Company, (v) the Recipient’s conviction of a felony or a misdemeanor involving moral turpitude, (vi) the Recipient’s use or possession of illegal drugs at work or his working under the influence of illegal drugs, or (vii) the Recipient’s breach of any noncompetition or confidentiality agreements with, or written policies of, the Company to which the Employee is bound or subject.

Please confirm your acceptance of the terms and conditions of this Amendment by signing a copy of this Amendment where indicated below.

WORLD ENERGY SOLUTIONS, INC.

By:	/s/ Dr. Edward T. Libbey
Name: Dr. Edward T. Libbey Title: Chairman of the Board

Accepted and Agreed:

/s/ Philip V. Adams
Philip V. Adams